Exhibit 99.1

**For Immediate Release**	For more information, contact: Joseph W. Kiley III, President and Chief Executive Officer Rich Jacobson, Executive Vice President and Chief Financial Officer (425) 255-4400

First Financial Northwest, Inc. Announces
the Passing of Director Kathleen Smythe, Ph.D.

Renton, Washington – December 14, 2015 – First Financial Northwest, Inc. (“Company”) (NASDAQ GS: FFNW), the bank holding company for First Financial Northwest Bank (“Bank”), announced today, with great sadness, the loss of Kathleen Smythe, Ph.D., a director of the Company,  the Bank and First Financial Diversified Corporation (“FFD”), the Company’s non-financial institution subsidiary.  Ms. Smythe passed away unexpectedly on Friday, December 11, 2015.

“We are deeply saddened by Kathy’s passing,” said Joseph W. Kiley III, President and Chief Executive Officer. “Our thoughts and prayers are with her family and many friends at this time.  Although Kathy had only served on the Boards for a brief period, her business and boardroom experience along with her investment banking background had already become tremendous assets to the Company and we are grateful for the significant contributions she made in such a short time.”

Ms. Smythe’s professional experience was unsurpassed, and the Company, Bank and FFD were pleased that she had agreed to serve on the Boards. She had over 30 years of experience as an investment banker/advisor to banks and other financial services companies and had extensive experience in many facets of the financial services arena.

She had been a Managing Director of Sandler O'Neill + Partners, L.P. in its Investment Banking Group, and a managing member of Bosque & Smith Investments LLC, a family-owned real estate and development business.  She also served on the Board of Directors of Guaranty Bancorp, including the audit committee, among others. Prior to that, Ms. Smythe was Managing Director and Co-head of West Coast Investment Banking for Keefe Bruyette & Woods, Inc.; Managing Director, Head of Commercial Banking Practice for Putnam Lovell Securities; and Partner and Senior Managing Director in charge of the West Coast Banking Practice for Montgomery Securities.  Ms. Smythe received her B.A. from the University of California, Los Angeles, an M.A. from New York University and an M.I.M. in International Management from the American Graduate School of International Management. Ms. Smythe earned Masters and Doctorate degrees in Romance Languages from Harvard University.

About the Company and the Bank

First Financial Northwest, Inc. is the parent company of First Financial Northwest Bank; a Washington chartered stock savings bank headquartered in Renton, Washington, serving the Puget Sound Region through its two full-service banking offices.  The Company is also the parent company of FFD, a Washington chartered corporation.  For additional information, please visit the Bank’s website at www.ffnwb.com and click on the “Investor Relations” section.